EXHIBIT 10.5

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by the phrase “[*confidential treatment requested/material filed separately*]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 4 TO LICENSE AGREEMENT

This Amendment No. 4 to the Restated License Agreement effective as of November 1, 1994 and as amended by Amendment No. 1 thereto dated January 15, 1995, Amendment No. 2 thereto dated April 1, 1998, and Amendment No.3 thereto dated July 28, 2000 (collectively, the “License Agreement”), is made as of the 27th day of October, 2000, by and between STANDARD & POOR’S (“S&P”), a division of The McGraw-Hill Companies, Inc., a New York corporation having an office at 55 Water Street, New York, New York 10041, and the CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED (“CBOE”), having an office at 3 World Financial Center, New York, New York 10285.

W I T N E S S E T H:

WHEREAS, the parties wish to modify the License Agreement so as to extend S&P’s right to grant to third parties licenses pertaining to the S&P 100 Index and it’s associated S&P Marks, and to expand CBOE’s permitted uses of the S&P Indexes.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the License Agreement.

2.             Section 3(b) of the License Agreement hereby restated in its entirety by the following:

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by the phrase “[*confidential treatment requested/material filed separately*]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

“(b)         The license granted to CBOE in Section 3(a) above shall be exclusive in respect of the S&P 100, and S&P agrees during the term of this Agreement that it shall not grant a license to any other person to use the S&P 100 as the basis for any securities products whatsoever, except for the license agreements for certain options traded in the over-the-counter market that S&P has granted prior to December 1, 1990 as listed on Exhibit B attached hereto, and except that at any time during the period commencing April 1, 1999 and ending March 31, 2005, S&P shall be permitted to grant to third parties, nonrenewable, nontransferable licenses to use the S&P 100 solely as the basis for the products described below, on the condition that such licenses are limited to products that, except as expressly provided below, are (i) issued and sold only outside North America and (ii) are not listed or traded on any Organized Securities Market or through NASDAQ, the Instinet or any similar electronic communications network.  Licenses granted by S&P pursuant to this Section 3(b) shall expire no later than two (2) years after the date they are granted, except they may continue in effect beyond the date of expiration solely in respect of any products as to which interests therein are outstanding on the date of expiration until such time as all interests in such products have matured, expired, terminated, been redeemed or otherwise have ceased to be outstanding in accordance with their terms.  The products for which S&P is permitted to grant licenses in respect of the S&P 100 pursuant to this Section 3(b) are limited to the following (and any additional products as to which the parties may mutually agree in writing):

(i)            OTC options consisting of customized over-the-counter put and call options, the terms of which are negotiated between the parties, and which are not issued or cleared by The Options Clearing Corporation or a similar entity;

(ii)           Privately Placed Debt Obligations, including notes, bonds debentures, guaranteed investment contracts and commercial paper (whether or not certificated or evidenced by a written instrument) where the principal of or interest payable on such debt obligations, or both, is linked to the S&P 100 Index;

(iii)          Privately negotiated swaps that involve the exchange of cash flows, one or more of which are linked to the S&P 100 Index, provided that the swaps (1) have terms that are individually tailored, (2) do not involve exchange-style offset, (3) do not involve a clearing corporation or common margin or other common back-up system, (4) are entered into in conjunction with a line of business, (5) are not marketed to the public, and (6) are entered into and terminated (whether by sale, assignment or otherwise) based on private negotiations;

(iv)          Public debt obligations, including notes, bonds, debentures, guaranteed investment contracts and commercial paper (whether or not evidenced by a certificate or instrument) where the principal of or interest payable on such debt obligations, or both, is linked to the S&P 100 Index.  Such debt obligations may be listed and traded on any Organized Securities Market located outside or within North America;

(v)           Indexed warrants, consisting of instruments indexed to the S&P 100 Index that, in exchange only for the payment of a non-refundable cash premium to or for the benefit of the issuer, give the holder of the warrant the limited right until a stated expiration date to acquire from the issuer either a fixed quantity of indexed underlying securities against payment of a stated exercise price, or an amount of cash representing the value of the

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by the phrase “[*confidential treatment requested/material filed separately*]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

index above or below a stated level.  Indexed warrants shall not include put or call options that are issued or cleared by The Options Clearing Corporation or a similar entity or that involve the issuance of a new option or warrant each time there is a trade in which an option or warrant is acquired by a holder.  Such indexed warrants may be listed and traded on any Organized Securities Market located outside North America;

(vi)          Redeemable open-end or nonredeemable closed-end investment funds and unit investment trusts, including publicly offered mutual funds and institutional funds having the investment objective of tracking the price and yield performance of publicly-traded common stocks as represented by the S&P 100 Index.  All such open-end and closed-end funds and unit investment trusts may be issued and sold within or outside North America.  Such closed-end funds, but not such open-end funds or unit investment trusts, may be listed and traded on any Organized Securities Market located outside North America;

(vii)         Investment vehicles underlying or combined with one or more insurance products having the investment objective of tracking the price and yield performance of publicly-traded common stocks as represented by the S&P 100 Index (e.g., indexed variable annuities, or other indexed annuity products).  Such investment vehicles may be issued and sold within or outside North America; and

(viii)        Exchange-traded funds (“ETFs”), consisting of open-end funds, unit investment trusts or other pooled investment vehicles that have the following characteristics: (a) the investment objective thereof is to own a basket of stocks and/or other financial instruments (such as futures, options and other derivative contracts) in an attempt to replicate substantially the price and yield performance of publicly-traded common stocks as represented by the S&P 100 Index; (b) they issue, sell and redeem blocks of shares or other interests, which blocks are sometimes referred to as “creation units”; and (c) they are issued and redeemed only in a specified aggregate minimum number of shares or other units, and only in exchange for a deposit of a specified number of shares of the stocks represented in the index and/or a cash amount having a total value equal to the net asset value of the shares to be issued or redeemed.  All such ETFs may be issued and sold within or outside North America; provided that the issuer of the ETF agrees to list the fund on CBOE exclusively.  It is understood that the license granted to CBOE in Section 3(a) hereof to use the S&P 100 and related S&P Marks in connection with Indexed Securities Products extends to the listing and trading of shares of each ETF that is the subject of a license granted by S&P to the issuer of such ETF shares pursuant to this Section 3(b)(viii), for which CBOE shall pay a license fee as set forth in Section 5(a)(vi); provided, however, that this understanding shall not prejudice or otherwise affect S&P’s right, if any, to enter into license agreements with other Organized Securities Markets as contemplated by Par. 7 of Amendment No. 4 to this Agreement.  Nothing in this Agreement shall be construed as an admission by either party s to whether the CBOE, other than pursuant to the terms of this Agreement, does or does not have the right to list and/or trade Standardized Option Contracts based on the ETFs.  In addition, ETFs listed and traded on CBOE pursuant to the license granted hereunder shall be treated as if they were “Contracts” for purposes of the disclaimer set forth in Subsection 12(c) of the Agreement and S&P’s rights to indemnification under Section 15 of the Agreement.”

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by the phrase “[*confidential treatment requested/material filed separately*]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

3.             A new Section 5(a)(vi) is added  as follows:

“(vi)        A fee for each Exchange-traded Fund issued under a license granted by S&P pursuant to Section 3(b)(viii) of [*confidential treatment requested/material filed separately*] ([*confidential treatment requested/material filed separately*]) per round lot traded on the CBOE.”

4.             Section 5(f) is hereby restated in its entirety as follows:

“(f)          No consideration shall by payable by S&P to CBOE hereunder in connection with licenses granted by S&P to third parties pursuant to Section 3(b) including, without limitation, in connection with licenses to use the S&P 100 that S&P granted prior to December 1, 1990, as referenced in Section 3(b). In addition, CBOE hereby agrees to forgive S&P for all outstanding, unpaid amounts currently due CBOE arising out of licenses previously granted by S&P to third parties to use the S&P 100, to the extent S&P was permitted to grant such licenses under the terms of the Agreement as then in effect.”

5.             The following new sentence is added at the end of Section 3(a):

“It is also understood that the license granted in this Section 3(a) covers the use of the S&P Indexes by CBOE in connection with the calculation and dissemination of CBOE’s volatility indexes.  No additional license fees shall be payable by CBOE to S&P in connection with use of the S&P Indexes by CBOE for this purpose.”

6.             All other terms of the License Agreement shall remain in full force and effect.

7.             The parties agree that as and when the circumstance may arise whereby any other Organized Securities Market (including, without limitation, Instinet and NASDAQ) expresses a desire to trade actual ETFs indexed to the S&P 100 Index pursuant to unlisted trading privileges as authorized by Section 12(f)(1)(A)(i) of the Securities Exchange Act of 1934, as amended (or any amended or successor provision of said Act), the parties shall negotiate in good faith whether CBOE will agree to a further amendment to the Agreement that would allow S&P to enter into license agreements with the other Organized Securities Market authorizing that market to use the S&P Marks and/or the S&P 100 Index in connection with such unlisted trading.  The parties further agree that nothing in this Agreement shall be construed as an admission by S&P that S&P is required to obtain CBOE’s permission to enter into the above-referenced license agreements with other Organized Securities Markets.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by the phrase “[*confidential treatment requested/material filed separately*]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first set forth above.

CHICAGO BOARD OPTIONS		STANDARD & POOR’S, a division
EXCHANGE		of The McGraw-HillCompanies, Inc.

BY:	/s/ Richard G. DuFour	BY:	/s/ Robert A. Shakotko

TITLE:	Executive Vice President	TITLE:	Managing Director, Index Services